SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☐

Filed by a Party other than the Registrant	☐

☑           Preliminary Proxy Statement
☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material Pursuant to § 14a-11 or § 240.14a-12.

IMAGEWARE SYSTEMS, INC.
 (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box)

☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1. Title of each class of securities to which transaction applies.

2. Aggregate number of securities to which transaction applies.

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount of which the filing fee is calculated and state how it was determined):

4. Proposed maximum aggregate value of transaction:

5. Total fee paid:

☐ Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

6. Amount previously paid:

7. Form, Schedule or Registration Statement No.:

8. Filing Party:

9. Date filed:

10815 Rancho Bernardo Road, Suite 310
San Diego, CA  92127
___________________________

CONSENT SOLICITATION STATEMENT

September __, 2011

To Our Stockholders:

The Board of Directors of ImageWare Systems, Inc. is soliciting the written consent and approval from the Company’s stockholders to the following actions (the “Proposals”):

1.
An amendment to our Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), from 50,000,000 to 150,000,000 (the “Certificate Amendment”);

2.
An amendment to our Certificate of Incorporation by an amendment to the Certificate of Designations of the Company’s Series C 8% Convertible Preferred Stock (the “Series C Preferred”) and Series D 8% Convertible Preferred Stock (the “Series D Preferred”) (together, the “Preferred Stock”) to provide for the automatic conversion of the Preferred Stock into shares of the Company’s Common Stock upon consummation of a financing, or series of financings, resulting in gross proceeds to the Company of at least $10.0 million, on or before December 31, 2011 (a “Qualified Financing”) (the “Preferred Amendment”); and

3.	An increase in the number of shares of Common Stock available for grant under the terms of our 1999 Stock Award Plan (the “Plan”) from 1,840,558 shares to 2,840,558 shares.

Each of these Proposals have been approved by our Board of Directors subject to stockholder approval, and are described in detail in this Consent Solicitation Statement (“Statement”).

We are soliciting your approval of the Proposals by written consent in lieu of a special or other meeting of stockholders because our Board of Directors believes that it is in the best interests of the Company and our stockholders to solicit such approval in the most cost effective manner. A form of written consent is enclosed for your use.  Because this solicitation of written consents is in lieu of a meeting of stockholders, there will be no meeting of stockholders held in connection with this consent solicitation.

We intend to mail this Statement and accompanying form of written consent on or about September __, 2011. Our Board of Directors has fixed a record date of August 05, 2011 (the “Record Date”) for determination of our stockholders entitled to give written consent.

Our Board of Directors unanimously recommends that you consent to each of the Proposals set forth in this Statement. We will be authorized to effect the action described in this Statement when we have received written consents from stockholders representing a majority of the voting power of our outstanding voting securities, as described in this Statement.  If you approve each of the Proposals, please mark the enclosed written consent form to evidence “CONSENT”, sign and date the written consent form and return it to us.

Please return the enclosed written consent to us no later than September __, 2011 via facsimile to (858) 673-1770, via email to wgw@iwsinc.com, or mail to:

ImageWare Systems, Inc.
Attn: Wayne Wetherell, Corporate Secretary
10815 Rancho Bernardo Road, Suite 310
San Diego, CA  92127

Sincerely,

Jim Miller
Chief Executive Officer

IMAGEWARE SYSTEMS, INC.
CONSENT SOLITICATION STATEMENT
WRITTEN CONSENT SOLICITATION OF STOCKHOLDERS

September __, 2011

This Consent Solicitation Statement (“Statement”) and the enclosed Consent are being mailed in connection with the solicitation of written consents by the Board of Directors of ImageWare Systems, a Delaware corporation (the "Company").  These materials were first sent to the Company's stockholders of record on or about September __, 2011.

The mailing address of the principal executive office of the Company is 10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127.

Consents are to be submitted by no later than September __, 2011 to the Company at the address stated above, or via facsimile to (858) 673-1770.

VOTING RIGHTS AND SOLICITATION

Any stockholder executing a Consent has the power to revoke it at any time before September __, 2011 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the Proposals set forth herein) by delivering written notice of such revocation to the Secretary of the Company.  The cost of soliciting Consents will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but also personally or by telephone.  Regular employees of the Company may also, without additional remuneration, solicit Consents personally or by telephone.

Only holders of record of our Common Stock, Series B Preferred Stock (“Series B Preferred”), Series C 8% Convertible Preferred Stock (“Series C Preferred”), and Series D 8% Convertible Preferred Stock (“Series D Preferred”) at the close of business on August 05, 2011, the record date for determining those stockholders who are entitled to give Consents (“Record Date”), are entitled to receive notice of and vote on the Proposals.  At the close of business on the Record Date, the Company had the following shares of our Common Stock, Series B Preferred, Series C Preferred, and Series D Preferred issued and outstanding:

•	26,328,062 shares of Common Stock were issued and outstanding, and held by approximately 1,421 holders of record;
•	239,400 shares of Series B Preferred were issued and outstanding and held by approximately 33 holders of record;
•	2,200 shares of Series C Preferred were issued and outstanding, and held by approximately 4 holders of record; and
•	2,085 shares of Series D Preferred were issued and outstanding and held by approximately 15 holders of record.

Holders of Common Stock will be entitled to one vote per share of Common Stock held as of the Record Date, and holders of our Series B Preferred will be entitled to one vote for each share of our Common Stock issuable upon conversion of the Series B Preferred held as of the Record Date, voting as a single class.  Holders of Series C Preferred and Series D Preferred will be entitled to one vote for each share of our Series C Preferred and Series D Preferred held as of the Record Date, solely with respect to Proposal No. 2, voting as a separate class, with respect to the Certificate of Designations for the Series C Preferred and Certificate of Designations for the Series D Preferred, as the case may be.

Each share of our Series B Preferred, Series C Preferred, and Series D Preferred are entitled to payment of dividends, which are payable at the option of the Company in either cash or additional shares of Preferred Stock.  As a result of the accrual of dividends, the Series B Preferred, the Series C Preferred and Series D Preferred are convertible into 56,734, 6,043,310 and 5,428,435 shares of our Common Stock, respectively.

On these matters, abstentions (including failures to return Consents) and broker non-votes have the same effect as a negative vote.

Important Notice Regarding the Availability of Materials for this Consent Solicitation

This Statement and the written consent form to be completed by shareholders in connection herewith are also available at www.proxyconnect.com/imageware.

PROPOSAL 1

AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

General

On July 25, 2011, the Board of Directors unanimously adopted resolutions approving, and requesting that the stockholders authorize, an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 50,000,000 shares to 150,000,000 shares (“Certificate Amendment”).  This Certificate Amendment will not change the total number of authorized shares of the Company’s Preferred Stock (4,000,000).  The Board of Directors determined that this Certificate Amendment is advisable and in the best interests of the Company and its stockholders and directed that it be submitted for the approval of the stockholders via this solicitation of Consents.  This increase in the number of authorized shares of Common Stock will become effective upon filing the Certificate Amendment with the Secretary of State of the State of Delaware, which filing the Company currently plans to make as soon as reasonably practicable after receiving Consents from the stockholders representing a majority of the outstanding shares of Common Stock of the Company, including shares of Common Stock issuable upon conversion of our Series B Preferred Stock, voting as a single class.

        If Proposal 1 is approved, the Company’s Certificate of Incorporation will be amended to reflect the 100,000,000 share increase in the number of authorized shares of the Company’s Common Stock.  The proposed Certificate Amendment is set forth in its entirety below:

“The total number of shares of all classes of stock that the Corporation is authorized to issue is One Hundred and Fifty Four Million (154,000,000) shares, consisting of One Hundred and Fifty Million (150,000,000) shares of Common Stock with a par value of $.01 per share (“Common Stock”) and Four Million (4,000,000) shares of Preferred Stock with a par value of $.01 per share (“Preferred Stock”).”

Purpose of and Rationale for Proposed Certificate Amendment

The objective of the proposed increase in the number of authorized shares of Common Stock is to ensure that the Company has a sufficient number of shares authorized for future issuances, including issuance of up to: (i) 24,297,380 shares of Common Stock that may be issued upon conversion of certain shares of convertible Preferred Stock (“Preferred Shares”) and certain convertible Promissory Notes of the Company that remain unconverted as of the date of this Statement (the “Notes”); and (ii) 16,261,410 shares of Common Stock that may be issued upon exercise of certain outstanding warrants of the Company (“Warrants”).  The Preferred Shares were originally issued to certain investors in connection with financings consummated by the Company in 1996, 2006, 2007 and 2008, and the Notes were issued principally to a significant investor in December 2010 and June 2011.

As of August 30, 2011, there were approximately 26,328,062 shares of Common Stock issued and outstanding, and another 42,296,054 shares required to be issued under incentive plans, Warrants, Preferred Shares, Notes and other written agreements (“Derivative Securities”).  Specifically, as of June 1, 2011:

•	26,328,062 shares of our Common Stock were issued and outstanding;
•	11,551,914 shares of our Common Stock were reserved for issuances upon conversion of our Preferred Shares;
•	12,742,465 shares of our Common Stock were reserved for issuance upon conversion of Notes;

•	1,731,907 shares of our Common Stock are required to be issued upon exercise of outstanding options under the terms of the 1999 Stock Award Plan; and

•	16,621,410 shares of our Common Stock are required to be issued upon exercise of outstanding Warrants and other written agreements.

The Company currently does not have enough authorized shares available for issuance upon conversion or exercise of its Derivative Securities, including certain Notes and Warrants issued to a significant investor in the Company, which investor acknowledges that the conversion of such Notes and the exercise of such Warrants requires the approval of the Certificate Amendment.  The Warrants and Notes were issued in connection with various financing transactions that occurred between October 2010 and June 2011, and were issued typically as a unit.  The Warrants are exercisable for a total of 7,550,000 shares of Common Stock, of which 300,000 are exercisable at $1.25 per share of Common Stock and 7,250 are exercisable at $.50 per share.  The Warrants expire at various dates between November 2010 and June 2013.  The Notes each have a term of twenty-four months, total $6.0 million in principal amount, and accrue interest at a rate of 6% per annun.  The Notes are convertible into a total of 11,889,008 shares of Common Stock, of which $5,500,000 is convertible at $.50 per share of Common Stock, and $500,000 is convertible at $1.25 per share.

To allow for the conversion of all Derivative Securities, and for the other reasons discussed in this Statement, the Board of Directors believes that the number of shares of Common Stock available for issuance should be increased in order to provide the Company with the flexibility to issue shares in connection with future financings and strategic acquisitions, debt restructurings or resolutions, equity compensation and incentives to employees and officers, forward stock splits and other corporate purposes that may occur in the future without the delay and expense associated with obtaining special stockholder approval each time an opportunity requiring the issuance of shares of Common Stock arises.  Such a delay might deny the Company the flexibility that the Board of Directors views as important in facilitating the effective use of the Company’s securities.

The Company will be required to seek additional financing in the future to satisfy its working capital requirements.  In such event, the Company may desire to issue and sell shares of its Common Stock.  These financings are often conducted at a discount to the prevailing market price of the Common Stock.   Currently, the market price of the Company’s Common Stock is approximately $0.70 per share.  As a result, any financing that involves the issuance of shares of Common Stock or securities convertible into Common Stock, even at prices that are at or above the prevailing market price, may require that a substantial number of shares of Common Stock be available for issuance.  These financing transactions may also result in substantial dilution to the Company’s existing stockholders.  Financing transactions may not be available on terms favorable to the Company, or at all, but the Board of Directors believes that the Company should have sufficient shares of Common Stock available for issuance in the event that the issuance of shares of Common Stock is desirable and in the best interests of stockholders.  Although the Company will seek additional sources of working capital, including in connection with a Qualified Financing discussed in Proposal 2, the Company currently does not have any commitments, arrangements, understandings or agreements, written or oral, regarding the issuance of additional shares of Common Stock.

Although the Company has no present obligations to issue additional shares of Common Stock (except in connection with outstanding Derivative Securities), the Board of Directors believes that it is prudent to increase the number of authorized shares of Common Stock from 50,000,000 to 150,000,000 in order to have a sufficient number of shares of Common Stock to meet the Company’s business and financing needs, which may include raising additional capital in connection with a Qualified Financing, converting outstanding Derivative Securities into shares of Common Stock, or issuing Common Stock in connection with future financings.  In the event Proposal 1 is not approved, the Company would be required to consider the issuance of shares of Preferred Stock or other securities to address its financing requirements, and/or negotiate with holders of its Derivative Securities to restructure such Derivative Securities, each on terms that may be less favorable to stockholders that the terms that may be available in the event the Company had sufficient authorized shares of Common Stock available for such purposes.

Effect of Proposed Certificate Amendment

The increase in the authorized shares of Common Stock will not have any immediate effect on the rights of existing stockholders.  If the stockholders approve the proposed Certificate Amendment and the Certificate of Incorporation is amended, the Board of Directors may cause the issuance of additional shares of Common Stock (up to the new total number of authorized shares of Common Stock) without further vote of the stockholders of the Company, except as provided under the Delaware General Corporation Law or to the extent the Company chooses to comply with any limiting rules of any securities exchange or quotation system on which shares of Common Stock are then listed or traded.  Current holders of Common Stock do not have preemptive or similar rights, which mean that current stockholders do not have a right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership.  The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock.  It may also adversely affect the market price of the Common Stock.  However, in the event additional shares are issued in transactions that position the Company to take advantage of favorable business opportunities or provide working capital sufficient to allow the Company to pursue and/or expand its business plan, the market price may increase.

This proposed Certificate Amendment will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Anti-Takeover Effects

Although the proposed Certificate Amendment is not motivated by anti-takeover concerns and is not considered by the Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming.  For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid which the Board of Directors determines is not in the best interests of the Company and its stockholders, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company.  In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change of control of the Company, may discourage bids for the Company’s Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock.  Thus, increasing the authorized number of shares of Common Stock could render more difficult and less likely a hostile merger, tender offer or proxy contest, assumption of control by a holder of a large block of the Company’s stock, and the possible removal of the Company’s incumbent management.  The Company is not aware of any proposed attempt to take over the Company or of any attempt to acquire a large block of the Company’s Common Stock.

        Approvals Required

The affirmative written consent of the holders of a majority of the outstanding shares of Common Stock, including shares of Common Stock issuable upon conversion of our Series B Preferred, voting together as a single class, is required to approve this Proposal 1.

The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment of the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 50,000,000 shares to 150,000,000 shares.

PROPOSAL 2

AMENDMENT OF THE CERTIFICATE OF INCORPORATION BY AN AMENDMENT TO THE CERTIFICATE OF DESIGNATIONS OF THE COMPANY’S SERIES C 8% CONVERTIBLE PREFERRED STOCK AND SERIES D 8% CONVERTIBLE PREFERRED STOCK TO, WITHOUT LIMITATION, PROVIDE FOR THE AUTOMATIC CONVERSION OF THE PREFERRED STOCK INTO COMMON STOCK UPON CONSUMMATION OF A QUALIFIED FINANCING

General

On August 29, 2011, the Board of Directors unanimously adopted resolutions approving, and requesting that the stockholders authorize, an amendment to the Company’s Certificate of Incorporation by an amendment to Section 6 of each of the Certificate of Designations of the Company’s Series C 8% Convertible Preferred Stock (the “Series C Preferred”) and Series D 8% Convertible Preferred Stock (the “Series D Preferred”) (together, the “Preferred Stock”) to, without limitation, provide for the automatic conversion of the Preferred Stock into shares of the Company’s Common Stock upon consummation of a financing, or series of financings, resulting in gross proceeds to the Company of at least $10.0 million (a “Qualified Financing”), provided such financing or financings occur prior to December 31, 2011. The proposed amendment to the Company’s Certificate of Designations for each of the Series C Preferred and Series D Preferred is set forth in its entirety on Annex A attached hereto, and is incorporated herein by this reference (the “Preferred Amendment”).  If approved by stockholders, the Preferred Amendment will become effective upon filing the Certificate Amendment with the Secretary of State of the State of Delaware, which filing the Company currently plans to make as soon as reasonably practicable after receiving Consents from the stockholders necessary to approve the Preferred Amendment.

Although stockholders are being asked to consider an amendment to the Certificate of Designations for the Series C Preferred and Series D Preferred Certificate of Designations together, holders of Series C Preferred and Series D Preferred vote as a separate class with respect to Proposal 2. As a result, it is possible that a majority of holders of either the Series C Preferred or Series D Preferred vote against Proposal 2, notwithstanding a vote for Proposal 2 by a majority of the holders of Common Stock.  In this case, Proposal 2 will not be approved.  Conversely, holders of a majority of either the Series C Preferred or Series D Preferred may vote for Proposal 2, notwithstanding a vote against Proposal 2 by a majority of the holders of Common Stock.  In this case, Proposal 2 will similarly not be approved.

Purpose and Rationale of the Proposed Preferred Amendment

The Company recently announced that it has been awarded, and, while no assurances can be given, is currently pursuing numerous significant agreements to provide its multi-biometric identity management solutions to prospective clients, including sovereign governments, worldwide.  To execute its business plan, and provide for its working capital requirements, the Company is currently seeking additional working capital.  In furtherance of this objective, management has been engaged in discussions with several of its significant stockholders, as well as investment bankers.  During these discussions, and given the current challenging capital markets, management has determined that the Company’s capital structure consisting of several classes of equity securities, including Preferred Shares requiring the payment of dividends, is presenting a challenge to obtaining financing on terms deemed acceptable to the Company.  While no commitments for financing have been provided, management believes, based on these discussions, that the Company will be in a substantially improved position to negotiate terms and conditions more favorable to the Company in the event it were able to covert its outstanding Preferred Stock into Common Stock, thereby simplifying its capital structure.

Management also believes that conversion of our Preferred Stock will improve the Company’s balance sheet.  In the event Proposal 2 is approved, and the Company consummates a Qualified Financing prior to December 31, 2011, all Series C Preferred and Series B Preferred will automatically convert to Common Stock.  The conversion of our Preferred Stock would reduce our obligation to pay dividends to the holders of our Preferred Stock.  The holders of our Preferred Stock are currently entitled to receive dividends at a rate of 8% per annum.  As of the Record Date, the holders of our Series C Preferred and Series D Preferred were entitled to receive approximately $831,780 and $638,814 in unpaid dividends, respectively, or approximately $378.08  and $306.39 per share of Series C Preferred and Series D Preferred, respectively.  The dividends on our Preferred Stock are cumulative and payable either in cash or shares of our Common Stock.

       In the event of our liquidation, or any merger, consolidation, sale of assets or other transaction that is treated as a liquidation for purposes of our Preferred Stock, we are required to pay the holders of Preferred Stock the stated value of their shares plus all accrued and unpaid dividends prior to any amounts being paid to the holders of our Common Stock. The continuous accretion of dividends on our Preferred Stock and the resulting increase in the liquidation preference of those shares significantly impairs our ability to obtain additional equity financing on favorable terms as well as our ability to increase stockholder value.

Based on a stated value per share of Series C Preferred and Series D Preferred of $1,000 per share, as set forth in the applicable Certificate of Designations, and a current conversion price of $0.50 per share, each share of Series C Preferred and Series D Preferred is currently convertible into 2,000 shares of Common Stock.  Including accrued but unpaid dividends as of the Record Date, each share of Series C Preferred and Series D Preferred is convertible into approximately 2,756 and 2,613 shares of Common Stock, respectively.  In the event stockholders approve Proposal 2, and the Company consummates a Qualified Financing, the Preferred Stock would convert into approximately 11,511,190 shares of Common Stock, resulting in substantial dilution to existing holders of our Common Stock.

Effect of Proposed Preferred Amendment

The Certificate of Designations, included as part of the Certificate of Incorporation of the Company, as currently in effect, does not provide for the automatic conversion of the Series C Preferred or Series D Preferred into Common Stock.  As a result, approval of Proposal 2 could have the affect of forcing the holders of Series C Preferred and Series D Preferred to convert their holdings into shares of Common Stock when such holders would not otherwise voluntarily elect to exercise their right to convert. As a result, holders would lose certain favorable rights afforded holders of Series C Preferred and Series D Preferred, including the preferential right to distributions, if any, in the event of a liquidation of the Company, as well as the right to receive dividends.

The following chart outlines certain rights and preferences to which the current holders of Series C Preferred and Series D Preferred are entitled, and the impact on such rights and preferences in the event such shares are converted into Common Stock.  The description below is qualified in its entirety by reference to the respective Certificates of Designations of the Series C Preferred and Series D Preferred, which set forth all of the rights and preferences of the Series C Preferred and Series D Preferred.  The Original Certificate of Designations of the Series C Preferred and Series D Preferred were filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 20, 2006 and March 15, 2007, respectively.

Rights of Series C Preferred and Series D Preferred	Rights of Common Stock
Dividends – Holders of Series C Preferred and Series D Preferred are entitled to receive cumulative dividends payable either in cash or in Common Stock upon conversion of the Preferred Stock, at the rate per share of 8% per annun.
Dividends – Holders of Common Stock are not entitled to the payment of dividends.
Voting Rights – Holders of Preferred Stock have no voting rights, other than to vote with respect to any proposed alteration or change that would adversely affect the powers, preferences or rights given to the applicable Preferred Stock, or alter or amend the applicable Certificate of Designations.
Voting Rights – Holders of Common Stock are entitled to vote on any matter coming before stockholders for approval, including the election of directors.
Liquidation – Holders of Preferred Stock are entitled to receive, after the distribution of any assets of the Company to holders of any senior securities, an amount equal to the stated value of the applicable Preferred Stock, upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.
Liquidation – Holders of Common Stock are not entitled to any priority in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary.

In the event stockholders approve Proposal 2, resulting in an amendment to the applicable Certificate of Designations, only Section 6 of each Certificate of Designations will be amended. The most significant proposed revision to Section 6 is the addition of the provision, in Section 6(b), that provides for the automatic conversion of the Preferred Stock in the event the Company consummates a Qualified Financing.  Certain other conforming revisions, and revisions deemed necessary for a holder of Preferred Stock to understand the conversion process, have also been proposed to Section 6.  However, certain revisions have been proposed to Section 6 that a stockholder may consider important, including elimination of the trading market limitations, as well as revisions that are currently effective, but have been proposed simply for clarity.  The proposed revisions that a stockholder may consider important are, without limitation, set forth in the following chart.  The description of differences is illustrative only, and stockholders should read Annex A carefully prior to deciding to provide their consent to Proposal 2.

Rights of Existing Series C Preferred and Series D Preferred	Rights of Proposed Amended Series C Preferred and Series D Preferred
Trading Market Limitations – The current Certificates of Designations provide that the Company cannot issue, upon conversion of the Preferred Stock, a number of shares of Common Stock, which, when aggregated with certain other issuances of Common Stock, would exceed approximately 2.7 million shares of Common Stock, without stockholder approval.  This limitation was originally included in the Certificate of Designations to address the shareholder approval requirement imposed by the AMEX.  This requirement is proposed to be deleted in the Preferred Amendments given the delisting of the Company’s Common Stock from AMEX.

Trading Market Limitations – There are no trading market limitations set forth in the proposed Preferred Amendments.  As a result, approximately 9.7 million additional shares of Common Stock would be issued upon conversion of the Preferred Stock, resulting in substantial dilution to existing holders of Common Stock.

Mechanics of Conversion – Following notice of conversion, shares of Common Stock are required to be delivered to holders within three trading days.  Upon request, the Company is required to use its best efforts to deliver the shares of Common Stock issuable upon conversion electronically.

Mechanics of Conversion – Following notice of conversion, the Company is required to notify its transfer agent to issue the shares of Common Stock within three trading days.  The Company is not required to deliver the shares of Common Stock issuable upon conversion electronically.

Compensation for Failure to Timely Deliver Certificates – In the event the Company fails to timely deliver the Common Stock certificates upon conversion of the Preferred Stock, the holder is entitled to certain compensation, as set forth in the Certificates of Designations.
Compensation for Failure to Timely Deliver Certificates – In the event the Company fails to timely deliver the certificates, the holder is not entitled to any defined compensation.
Status of Shares Upon Conversion – The Certificates of Designations contain several references to the registration of  the shares of Common Stock issuable upon conversion of the Preferred Stock under the Securities Act of 1933, as amended (the “Act”).

Status of Shares Upon Conversion – Since the registration statement registering the Common Stock issuable upon conversion of the Preferred Stock is not current, any reference in Section 6 of the Preferred Amendments to such registration has been eliminated.  As a result, the shares issuable upon either a voluntary or automatic conversion will contain a restrictive legend prohibiting their resale except pursuant to an effective registration statement covering the resale, or an exemption from registration under the Act.

While approval of the Preferred Amendment and conversion of the Preferred Stock into Common Stock upon consummation of a Qualified Financing will result in the loss of certain rights by holders of Preferred Stock, and substantial dilution to current holders of Common Stock, the Board of Directors believes that the financing flexibility provided the Company, among other factors, substantially offsets the affects of such loss and dilution, and positions the Company to obtain financing on terms far more favorable to the Company and its stockholders, thereby allowing the Company to execute is business plan and continue as a going concern.

Approvals Required

The affirmative written consent of the holders of (i) a majority of the outstanding shares of Common Stock, including Common Stock issuable upon conversion of our Series B Preferred, voting together as a single class; (ii) a majority of the outstanding shares of Series C Preferred, voting as a separate class with respect to the amendment to the Series C Preferred Certificate of Designations; and (iii) a majority of the outstanding shares of Series D Preferred, voting as a separate class with respect to the amendment to the Series D Preferred Certificate of Designations, is required to approve this Proposal 2.

The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment to the Certificate of Designations of the Company’s Series C 8% Convertible Preferred Stock and Series D 8% Convertible Preferred Stock.

PROPOSAL 3

AMENDMENT TO THE COMPANY’S 1999 STOCK AWARD PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN BY 1,000,000 SHARES

Approvals Required

The affirmative written consent of the holders of a majority of the outstanding shares of Common Stock, including shares of Common Stock issuable upon conversion of our Series B Preferred, voting together as a single class, is required to approve this Proposal 3.

The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the proposed amendment to the Company’s 1999 Stock Award Plan to provide for the issuance of an additional 1,000,000 shares of Common Stock under the Plan.

 Proposal

The Board of Directors of the Company unanimously approved an amendment to the 1999 Stock Award Plan (the “Plan”) on July 25, 2011, subject to stockholder approval, to increase the number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 1,000,000 shares from 1,840,558 shares to a new total of 2,840,558 shares.  1,731,907 shares of our Common Stock are currently required to be issued under the Plan upon exercise of outstanding options.  As a result, the Company has currently only 108,651 shares remaining in the Plan available to grant.    The proposed increase in the number of shares of Common Stock reserved for issuance under the Plan is for purposes of treating the Outstanding Options as incentive stock, or qualified stock options under the terms of the Plan, therefore conferring certain favorable tax benefits to the grantees of such Outstanding Options as well as establishing a reserve for future stock option grants and other awards to employees of the Company and others pursuant to the terms of the Plan.

Background and Purpose

There are currently only 108,651 shares of Common Stock available for issuance under the Plan.   In addition, (i) to bring the number of authorized shares of Common Stock available for future grant under the Plan into proportion with the proposed increased number of outstanding shares and (ii) attract and retain the services of executives and other key employees, it was necessary for us to have the ability and flexibility to provide a compensation package which compares favorably with those offered by other companies.  Accordingly, the Board of Directors voted unanimously to adopt the amendment to the Plan, providing for an additional 1,000,000 authorized, unissued shares of Common Stock available for future grants under the Plan.  The Company does not have plans, commitments, arrangements, understandings, or agreements, either written or oral, regarding the issuance of options or Common Stock pursuant to the Plan subsequent to the increase in the number of authorized shares of Common Stock and the number of shares available under the Plan.

Set forth below is a summary of the Plan, but this summary is qualified in its entirety by reference to the full text of the Plan, which has been filed with the SEC, and any stockholder who wishes to obtain a copy of the Plan may do so by written request to ImageWare Systems, Inc., 10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127, Attention: Mr. Wayne Wetherell, Chief Financial Officer.

Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options under Section 422 of the Internal Revenue Code of 1986, or which are not intended to qualify as Incentive Stock Options. In addition, direct grants of stock or restricted stock may be awarded.

Material Terms and Conditions

Purpose.  The primary purpose of the Plan is to attract and retain the best available personnel in order to promote the success of our business and to facilitate the ownership of our stock by employees and others who provide services to us.

Administration.  Our Board of Directors administers the Plan, provided that the Board may delegate such administration to the Compensation Committee.

Eligibility.  Under the Plan, awards may be granted to employees, officers, directors or consultants, as provided in the Plan.

Terms of Grants.  The term of each award granted under the Plan will be contained in a stock option or other agreement between the recipient and us and such terms will be determined by the board of directors consistent with the provisions of the Plan, including the following:

•
Purchase Price.  The purchase price of the Common Stock subject to each incentive stock award will not be less than the fair market value (as set forth in the Plan), or in the case of the grant of an incentive stock award to a principal stockholder, not less that 100% of fair market value of such Common Stock at the time such award is granted.

•
Vesting.  The dates on which each award (or portion thereof) will vest and the conditions precedent to such vesting, if any, will be fixed by the Board of Directors, in its discretion, at the time such award is granted.

•
Transferability.  No award will be transferable, except by will or the laws of descent and distribution, and any award may vest during the lifetime of the recipient only by such recipient. No award granted under the Plan shall be subject to execution, attachment or other process.

•
Award Adjustments.  In the event of any change in the outstanding stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Board or the committee may adjust proportionally (a) the number of shares of Common Stock (i) reserved under the Plan, (ii) available for Incentive Stock Options and Nonstatutory Options and (iii) covered by outstanding stock awards or restricted stock purchase offers; (b) the stock prices related to outstanding grants; and (c) the appropriate fair market value and other price determinations for such grants. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board or the committee will be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, and other grants by means of substitution of new grant agreements for previously issued grants or an assumption of previously issued grants.

•
Termination, Modification and Amendment.  The Board may, insofar as permitted by law, from time to time, suspend or terminate the Plan or revise or amend it in any respect whatsoever, except that without the approval of the stockholders, no such revision or amendment may (i) increase the number of shares subject to the Plan, (ii) decrease the price at which grants may be granted, (iii) materially increase the benefits to participants, or (iv) change the class of persons eligible to receive grants under the Plan; provided no such action may alter or impair the rights and obligations under any option, or stock award, or restricted stock purchase offer outstanding as of the date thereof without the written consent of the participant.

The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment of the Company's 1999 Equity Incentive Plan to increase the number of shares of Common Stock available for issuance under the Plan by 1,000,000 shares.

OWNERSHIP OF SECURITIES

The following table sets forth certain information with respect to the ownership of our Common Stock as of August 30, 2011 assuming Proposal 1 is approved, and the impact on a significant stockholder in the event Proposal 2 is not approved and the Company elects not to issue shares of Common Stock to such stockholder upon the exercise or conversion of certain Derivative Securities, by (i) each person who is known by us to own of record or beneficially more than 10% of our Common Stock, (ii) each of our directors and officers. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock. Shareholdings include shares held by family members. The addresses of the individuals listed below are in the Company’s care at 10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127 unless otherwise noted.

	Proposal 1 Not Approved			Proposal 1 Approved
Name and Address	Number of Shares (1)	Percent of Class (2)		Number of Shares (1)	Percent of Class (2)

Directors and Named Executive Officers:
S. James Miller, Jr. (3)	1,021,718	3.8%		1,021,718	3.8%
Chairman, Chief Executive Officer

John Callan (4)	83,439	0	%*	83,439	0	%*
Director

David Carey (5)	39,918	0	%*	39,918	0	%*
Director

G. Steve Hamm (6)	74,474	0	%*	74,474	0	%*
Director

John Holleran (7)	32,737	0	%*	32,737	0	%*
Director

David Loesch (8)	101,222	0	%*	101,222	0	%*
Director

Wayne Wetherell (9)	406,200	1.5	%*	406,200	1.5	%*
SVP of Administration, Chief Financial Officer

Charles AuBuchon (10)	513,640	1.9%		513,640	1.9%
VP of Business Development

David Harding (11)	186,666	0	%*	186,666	0	%*
Chief Technical Officer

Total beneficial ownership of directors and officers as a group:	2,460,013	9.0%		2,460,013	9.0%

5% Stockholders:

Gruber & McBaine Capital Management LLC 50	11,507,858	33.1%		11,507,858	33.1%
Osgood Place San Francisco, CA (12)

Bruce Toll (13)	7,112,326	21.8%		7,112,326	21.8%

Goldman Capital (14)	4,695,858	17.0%		23,934,186	51.1%

(1)
All entries exclude beneficial ownership of shares issuable pursuant to options that have not vested or that are not otherwise exercisable as of the date hereof or which will not become vested or exercisable within 60 days of August 30, 2011.

(2)
Percentages are rounded to nearest one-tenth of one percent. Percentages are based on 26,328,062 shares of Common Stock outstanding as of August 30, 2011. Options that are presently exercisable or exercisable within 60 days of the August 30, 2011 are deemed to be beneficially owned by the stockholder holding the options for the purpose of computing the percentage ownership of that stockholder, but are not treated as outstanding for the purpose of computing the percentage of any other stockholder.

(3)
Includes 75,201 shares held jointly with spouse and 133,400 options exercisable within 60 days of August 30, 2011.  Also includes 122,727 warrants and notes convertible into 98,247 shares of Common Stock.

(4)	Includes of 7,918 options exercisable within 60 days of August 30, 2011.
(5)	Includes of 7,918 options exercisable within 60 days of August 30, 2011.
(6)	Includes of 9,170 options exercisable within 60 days of August 30, 2011. Also includes 27,271 warrants and notes convertible into 21,833 shares of Common Stock.
(7)	Includes of 7,918 options exercisable within 60 days of August 30, 2011.
(8)	Includes of 7,918 options exercisable within 60 days of August 30, 2011. Also includes 27,271 warrants and notes convertible into 21,833 shares of Common Stock.
(9)	Includes 80,000 options exercisable within 60 days of August 30, 2011.
(10)	Includes 106,666 options exercisable within 60 days of August 30, 2011. Also includes 122,727 warrants and notes convertible into 98,247 shares of Common Stock.
(11)	Includes 81,666 options exercisable within 60 days of August 30, 2011.
(12)
Based on certain of our records and Schedule 13G filed with the SEC as of February 3, 2011.  Includes 1,022,438 shares issuable upon exercise of warrants.  Also included are 7,400,860 shares of Common Stock issuable upon the conversion of Series C Preferred and Series D Preferred.  Patrick McBaine exercises sole voting and dispositive power over all reported shares.

(13)
Based on Schedule 13D filed with the SEC on February 4, 2011.  Includes 5,400,000 shares issuable upon exercise of warrants.  Also included are 929,326 shares of Common Stock issuable upon the conversion of Series C Preferred and Series D Preferred.

(14)
Includes 7,550,000 shares issuable upon exercise of warrants.  Also included are 995,858 shares of Common Stock issuable upon the conversion of Series D Preferred.  Also includes notes convertible into 11,988,329 shares of Common Stock.  The issuance of 7,250,000 and 11,988,329 shares of Common Stock upon exercise of warrants and conversion of notes, respectively, is subject to approval of Proposal 1.  Neil Goldman exercises sole voting and dispositive power over all reported shares.

* less than 1%

DISSENTERS' RIGHTS OF APPRAISAL

Delaware law does not provide for appraisal rights with respect to the Proposals being acted upon.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of the Company at any time since the beginning of our fiscal year ended December 31, 2010 and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon.

STOCKHOLDER PROPOSALS

The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for the next annual meeting of stockholders is a reasonable time before we begin to print and send our proxy materials.  Proposals received after such time will be considered untimely. In addition, the acceptance of such proposals is subject to the Securities and Exchange Commission guidelines.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By Order of the Board of Directors
Dated: September __, 2011

Jim Miller
Chairman and Chief Executive Officer

WRITTEN CONSENT SOLICITED

ON BEHALF OF THE BOARD OF DIRECTORS

OF IMAGEWARE SYSTEMS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.

The undersigned, without the formality of convening a meeting, does hereby consent with respect to all of the shares of common and preferred stock of ImageWare Systems, Inc. held by the undersigned, to each of the proposals set forth below:

The Board of Directors recommends a vote FOR Proposal 1

1.	Proposal to amend the Certificate of Incorporation to increase the authorized number of shares of the Company’s Common Stock from 50,000,000 shares to 150,000,000 shares.

[MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

Vote FOR	Vote AGAINST	ABSTAIN

☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 2

2.
Proposal to amend the Certificate of Incorporation by an amendment to the Certificate of Designations of the Company’s Series C 8% Convertible Preferred Stock and Series D 8% Convertible Preferred Stock to provide for the automatic conversion of the Preferred Stock into shares of the Company’s Common Stock upon consummation of a financing, or series of financings, resulting in gross proceeds to the Company of at least $10.0 million, on or before December 31, 2011.

[MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

Vote FOR	Vote AGAINST	ABSTAIN

☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 3

3.
Proposal to amend the Company’s 1999 Stock Award Plan (the “Plan”) to increase the number of shares of Common Stock reserved for issuance under the Plan by an aggregate of 1,000,000 shares to a new total of 2,840,558 shares.

[MARK ONLY ONE OF THE FOLLOWING THREE BOXES]

Vote FOR	Vote AGAINST	ABSTAIN

☐	☐	☐

The undersigned represents that the undersigned owns the following number of shares of Common Stock, Series B Preferred Stock (“Series B Preferred”), Series C 8% Convertible Preferred Stock (“Series C Preferred”), or Series D 8% Convertible Preferred Stock (“Series D Preferred”) of ImageWare Systems, Inc. (please insert number): _________________.  Indicate below whether such holding represents shares of Common Stock, Series B Preferred, Series C Preferred, or Series D Preferred:

Common Stock:   ☐   Series B Preferred:    ☐    Series C Preferred:    ☐   Series D Preferred:  ☐

If you own more than one class of voting securities, please indicate the number of shares you own, and the type of securities below:

_________________________________________________

Please sign exactly as the name or names appear on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form.  A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing.

Date:	_______________________________, 2011

Stockholder Name (printed):

Signature:

Title (if applicable):

Signature (if held jointly):

Title (if applicable):

IMPORTANT: PLEASE COMPLETE, SIGN, AND DATE YOUR WRITTEN CONSENT PROMPTLY

AND FAX IT TO (858) 673-1770 OR RETURN IT TO:

ImageWare Systems, Inc.
Attn: Wayne Wethrerell, Corporate Secretary
10815 Rancho Bernardo Road, Suite 310
San Diego, California, 92127

Your executed written consent can also be sent via email in PDF form to wgw@iwsinc.com.

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title.  When shares are in the names of more than one person, each should sign.

ANNEX A

Proposed Amendment
To
Certificate of Designation of Preferences, Rights and Limitations
of
Series C 8% Convertible Preferred Stock
and
Series D 8% Convertible Preferred Stock

Section 6.   Conversion.

a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible at the option of the Holder thereof, at any time and from time to time from and after the Original Issue Date (“Optional Conversion”). Holders shall effect Optional Conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Optional Conversion Date”). If no Optional Conversion Date is specified in a Notice of Conversion, the Optional Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder

b) Automatic Conversion.   Each share of Preferred Stock shall automatically convert into shares of Common Stock at such time as the Corporation closes a financing transaction, or series of financing transactions, involving the sale of Common Stock of the Corporation, including securities convertible into Common Stock, resulting in gross proceeds to the Corporation at such closing of at least $10,000,000 (a “Qualified Financing”), provided such Qualified Financing occurs on or before December 31, 2011 (“Automatic Conversion”).  The date on which the Corporation consummates a Qualified Financing is referred to as the “Automatic Conversion Date”.

c) Conversion Shares.  The number of shares of Common Stock issuable upon conversion shall be that number of shares of Common Stock determined by dividing the Stated Value of such share of Preferred Stock, plus any accrued dividends not previously paid in cash on such share of Preferred Stock, by the Conversion Price.  To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless, in the case of an Optional Conversion, less than all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Optional Conversion Date at issue.  Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

d) Conversion Price.  The conversion price for the Preferred Stock shall equal $0.50, subject to adjustment herein (the “Conversion Price”).

e) Mechanics of Conversion

i. Delivery of Certificate Upon Conversion. Not later than three Trading Days after each Optional Conversion Date or the Automatic Conversion Date, as the case may be (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the Corporation’s registered transfer agent of its Common Stock irrevocable instructions to issue the Holder a certificate or certificates representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock.  Each certificate or certificates representing shares of Common Stock issued upon conversion of shares of Preferred Stock shall bear a restrictive legend prohibiting their resale except pursuant to an effective registration statement covering the resale of such shares declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or an exemption from registration thereunder.

ii. Obligation Absolute; Partial Liquidated Damages.  The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock and payment of dividends on the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time.  If the Corporation elects not, or is unable, to make such a cash payment, the Holders shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

v. Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.